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                                                                      EXHIBIT 10
                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into this ___ day of _______, 1999, by and among AESCO SYSTEMS, INC. a Pennsylvania corporation ("Seller"), AMERICAN TELECASTING OF PORTLAND, INC., a Delaware corporation ("Buyer"), and AMERICAN TELECASTING, INC., a Delaware corporation ("ATI").

         WHEREAS, Seller holds the authorization issued by the Federal Communications Commission ("FCC") for Multichannel Multipoint Distribution Service ("MMDS") Station WHT647, the four E-Group channels, in Portland, Oregon (the "Station");

         WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all rights of Seller to operate the Station under its FCC authorization; and

         NOW, THEREFORE, in consideration of the premises and promises herein contained, the parties agree as set forth below.

         Section 1.        Purchase and Sale of Assets.

                  (a) Assets. At the Closing (as defined in Section 3(a) below), Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept, assume and receive, all right, title and interest in, to or arising from the Assets. The "Assets" are (a) all of Seller's ownership rights in the Station, including all of Seller's rights as the holder of the FCC authorization for the Station (the "Authorization"), and (b) all transferable documents and records owned by, held by, or under the control of the Seller, if any, used in the operation of the Station. The "Assets" do not include, and Seller has no obligation to transfer, assign, sell or deliver to Buyer, any rights or claims under this Agreement or against any third party, whether arising under a contract, in tort or otherwise, including rights to receivables (e.g., accounts receivable from ATI, tax refunds, etc.).

                  (b) Liabilities. Neither party shall assume or be liable or responsible for any debt, obligation or liability of the other party, or any affiliate, successor, heir or assign of the other party, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute, or otherwise.

         Section 2. Purchase Price. The purchase price for the Assets shall be
(i) the amount determined pursuant to Section 2(a) (the "Fixed Payment") plus
(ii) the Deferred Payment, as defined below.

                  (a) Fixed Payment. The Fixed Payment shall be paid by Buyer to Seller via wire transfer of immediately available funds to Seller in accordance with instructions provided by Seller at least 2 business days before Closing upon the latter to occur of (A) the closing of sales after December 31, 1998 of wireless spectrum or wireless markets, other than a sale to BellSouth or any of its affiliates, in which ATI and its affiliates realize $5,000,000 or more in the aggregate, and (B) FCC approval by Final Order (as defined in

         Section 8(a) below) of the Assignment Application (as defined in
         Section 7 below); provided, however, that Buyer may in its sole discretion waive in writing either or both of the conditions set forth above and may choose to close notwithstanding their non-satisfaction. The date upon which the conditions set forth in the prior sentence have been satisfied or waived is referred to as the "Closing Trigger Date." The amount of the Fixed Payment shall be $2,250,000; provided, however, if such amount has not been paid in full prior to July 1, 1999, then the amount due as the Fixed Payment shall thereafter be increased at a rate of $22,500 per month until the date of payment.

                  (b)      Deferred Payment.

                           (i) Seller shall be entitled to receive the Deferred
                  Payment from Buyer in respect of any transaction which closes within five years after the date of this Agreement (the "Deferred Transaction") in which Buyer or its shareholders or affiliates, but not any unrelated assignee or successor, transfers rights in the Station (directly or indirectly, including through any transfer of interests in the Buyer or it affiliates (other than American Telecasting, Inc. or stockholders of American Telecasting, Inc.), whether by merger, consolidation, share exchange, issuance or sale of securities, purchase or redemption of securities, recapitalization, reorganization, division, liquidation or any other individual or series of transactions of similar substantive effect), either by itself or in conjunction with other wireless stations owned or leased by Buyer, including any transaction which requires FCC approval pursuant to
                  Section 310(d) of the Communications Act. Buyer shall notify Seller of any Deferred Transaction, and shall provide Seller with the necessary information regarding such transaction to calculate the Deferred Payment. The Deferred Payment shall be equal to (x) one-third of the purchase price (whether in cash or in-kind) received by Buyer or its shareholders or affiliates for all Portland, Oregon wireless stations sold or assigned in the Deferred Transaction multiplied by a fraction, the numerator of which is 4 and the denominator of which is (1) the total number of Portland, Oregon MMDS and Multichannel Distribution Service ("MDS") wireless channels assigned, or the leases for which are assigned, in the Deferred Transaction, plus (2) one-half of the number of Portland, Oregon Instructional Television Fixed Service ("ITFS") wireless channels assigned, or the leases for which are assigned, in the Deferred Transaction, minus (y) $2,500,000. In the event the Deferred Payment as calculated above is equal to or less than zero, no payment shall be made. The Deferred Payment, or any portion thereof, shall be paid only with respect to cash or other in-kind proceeds actually received by Buyer, subject to Section 2(b)(iii)(a), and shall be paid by Buyer to Seller within 15 days after such receipt.

                           (ii) If assets outside of the Portland, Oregon
                  wireless stations are also transferred in the Deferred Transaction, the portion of the purchase price to be allocated to the Portland, Oregon wireless stations for purposes of the calculation in Section 2(b)(i) will be determined based upon the relative fair market values of the assets transferred (and in comparing the value of wireless stations,



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                  consideration of the relative number of households within the protected service areas of the respective markets and the number of channels transferred in the respective markets). If the parties do not agree upon an appropriate allocation, an independent appraiser shall be selected by the parties within ten days after written notification by either party to the other of the dispute. The appraiser shall make a final binding allocation within 60 days of appointment. The cost of the appraisal will be shared equally by Buyer and Seller. For purposes of Sections 2(b)(i) and 2(b)(ii), non-cash consideration will be valued at the fair market value of such consideration.

                           (iii) For purposes of calculating the purchase price
                  received in a Deferred Transaction:

                  (a) To the extent the purchase price received in a Deferred Transaction is in the form of a note (or other obligation to make payment) issued within five years after the date of this Agreement by a party to the Deferred Transaction or an affiliate thereof, the receipt of such note shall not be treated as the receipt of purchase price, but all payments received in respect of such note (whether characterized as principal, interest or otherwise) shall be treated as receipt of purchase price, even if received more than five years after the date of this Agreement.

                  (b) If in connection with a Deferred Transaction the buyer or any of its shareholders or affiliates receives consideration for any rights or services in excess of the fair market value thereof or receives a dividend or distribution in excess of its or his proportionate share of the stock or interests on which such dividend or distribution is made, such excess shall be treated as purchase price for the wireless stations that are the subject of the Deferred Transaction.

                           (iv) As hypothetical examples, the following
                  represents the method for calculating the Deferred Payment if Buyer were to sell, or assign the leases for, 13 MMDS and MDS wireless cable channels and 20 ITFS wireless cable channels in the Portland, Oregon market for a total price of (A) $43.1 million or (B) $53.1 million:

         Hypothetical Deferred Payment A = (1/3) x ($43.1 million x (4/23)) - $2,500,000
                                         = (1/3) x ($43.1 million x 0.1739) - $2,500,000
                                         = $2,498,551 - $2,500,000
                      Deferred Payment A = $0


         Hypothetical Deferred Payment B = (1/3) x ($53.1 million x (4/23)) - $2,500,000
                                         = (1/3) x ($53.1 million x 0.1739) - $2,500,000
                                         = $3,078,261 - $2,500,000
                      Deferred Payment B = $578,261





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                           (v) If the Buyer fails to pay the Deferred Payment
                  within 15 days after the Deferred Transaction closing, the Buyer shall pay compound interest at the rate of 1 1/2 % per month (or, if less, the maximum rate permitted by law) on the outstanding balance due until the payment is completed in full. All payments will be paid in cash by Buyer to Seller by wire transfer of immediately available funds to Seller in accordance with Seller's instructions.

         Section 3.        The Closing and the Transfer of Assets.

                  (a) The Closing. Subject to the delivery of the documents set forth in Sections 3(c) and (d) below and the satisfaction of the conditions precedent set forth in Section 8 below, the transfer of Assets contemplated by this Agreement (the "Closing") shall occur at 10:00 a.m. on the date determined by the mutual consent of the parties hereto, which date shall be within three business days after the Closing Trigger Date (the "Closing Date"), at the offices of McDermott, Will & Emery, 600 13th Street, N.W., Washington, D.C. or at such other location as mutually agreed upon by Buyer and Seller.

                  (b) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller against receipt of the deliveries from Seller required by
         Section 3(c), or shall cause to be delivered to Seller:

                           (i) the portion of the Fixed Payment, if any, then
                  owed by Buyer to Seller;

                           (ii) a certificate, dated the Closing Date, executed
                  by an executive officer of Buyer stating that all of Buyer's representations and warranties made in this Agreement are true and correct in all material respects on the Closing Date, as if made on such date, and that Buyer has complied in all material respects with all its covenants and agreements set forth in this Agreement;

                           (iii) such other instruments or documents as may be
                 reasonably necessary to carry out the transactions contemplated hereby.

                  (c) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer against receipt of the deliveries from Buyer required by Section 3(b):

                           (i) a General Assignment and Bill of Sale, in
                  substantially the form of Schedule 3(c)(i) attached hereto;

                           (ii) a certificate, dated the Closing Date, executed
                  by an executive officer of Seller stating that all of Seller's representations and warranties made in this Agreement are true and correct in all material respects on the Closing Date, as if made on such date, and that Seller has complied in all material respects with all its covenants and agreements set forth in this Agreement;




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                           (iii) such other instruments or documents as may be
                  reasonably necessary to carry out the transactions contemplated hereby; and

                           (iv) a letter addressed to the FCC stating that the
                  FCC assignment has been consummated.

                  (d) Termination of Communications Services Agreement. Upon consummation of the Closing, the existing Communications Services Agreement between ATI and Seller dated July 30, 1993 (the "Communications Services Agreement") shall terminate, and Seller, on the one hand, and Buyer and ATI, on the other hand, effective as of the Closing, irrevocably and unconditionally release and forever discharge the other(s) and its/their affiliates and subsidiaries, and the officers, directors, employees, representatives, agents, servants, successors and assigns thereof, from any and all claims, liabilities, promises, controversies, damages, actions, causes of action, suits, demands, obligations and the like, whether known or unknown, arising out of or related to obligations under the Communications Services Agreement.

         Section 4. Expiration. Notwithstanding any breach hereof by either one or both parties, this Agreement and the parties' respective obligations to consummate the Closing shall expire, without the necessity of any action by either party, on March 15, 2000. Such expiration of this Agreement shall be without prejudice to any right to seek or obtain any legal or equitable remedy (including specific performance hereof) which may have arisen from a misrepresentation or breach committed prior to the termination, subject to
Section 8(c).

         Section 5. Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date hereof, and as of the Closing, as set forth below.

                  (a) Authority. Seller has full legal right, and corporate power and authority, without the consent of any other person, to execute and deliver this Agreement and, other than the requirement for FCC approval of assignment of the Authorization, to carry out the transactions contemplated hereby. All corporate acts or proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken, other than the requirement for FCC approval of assignment of the Authorization which is required to be obtained prior to the Closing.

                  (b) Validity. This Agreement has been, and the documents to be delivered at the Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind against any of the Assets or the acceleration of any indebtedness or other obligation of Seller and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the articles of incorporation or bylaws of Seller, (b) any contract, agreement or other instrument to which Seller is a party or by which Seller or any of the Assets are bound, (c) any order,




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         writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to Seller. Except for the prior approval of the FCC, no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Seller of this Agreement or such other agreements and instruments or the consummation by Seller of the transactions contemplated hereby or thereby.

                  (c) Due Organization. Seller is a corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority and all requisite licenses, permits and franchises to own, lease and operate the Station. Seller is duly licensed and qualified to do business and is in good standing in all jurisdictions where failure to be so licensed or qualified would adversely affect the ability of Buyer to enforce any material rights included in the Assets.

                  (d) Title to Assets. Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the Assets, subject to any requirements for FCC approval of assignment of the Authorization. None of the Assets which Seller purports to own or hold are subject to (i) any contract, lease (other than the existing lease with Buyer), license or sale, (ii) any security interest, mortgage, pledge, lien, or charge of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, (iii) any royalty or commission arrangements, or (iv) any adverse claims, covenants or restrictions (other than those proposed by applicable law or FCC requirements).

                  (e) Litigation. As of the date hereof, there are no legal or administrative proceedings of any kind pending or, to the knowledge of Seller, threatened in any manner involving Seller which might have a material adverse effect on the Assets or Seller. If between the date hereof and the Closing Date Seller acquires knowledge of any litigation, proceeding or investigation that is pending or threatened and, if existing and known by Seller on the date hereof would make the representation stated in the preceding sentence false, Seller shall disclose to Buyer the existence of such proceeding and such additional information as Buyer may reasonably request to determine whether the condition set forth in Section 8(a)(c) hereof has been satisfied. Seller is not in default with respect to any judgment, order, decree, or similar instrument applicable to it which might have a material adverse effect on the Assets or Seller.

                  (f) Compliance with Law. The Assets conform in all material respects to all applicable laws, ordinances, codes, licensing requirements, rules and regulations, and Seller has not received any notice to the contrary. Seller has complied in all material respects with all laws, ordinances, regulations, licensing requirements, rules, decrees, awards or orders, and there is not and will not be any liability arising from or relating to any violations thereof.

                  (g) Authorization. Schedule 5(g) contains an accurate and complete copy of the Authorization. The Authorization is in full force and effect, and bears the full license term granted for MMDS licenses, expiring on May 1, 2001. Except as disclosed in




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         Schedule 5(g) hereto, the Authorization is unimpaired by any act or omission of the Seller. The facilities authorized by the Authorization have been timely constructed in accordance with the construction authorization granted therefor and a certification of completion of construction was timely filed with the FCC. The issuance and assignment of the Authorization to the Seller has been approved by the FCC, by actions which can no longer be appealed by petitioners or set aside by the FCC by its own action. Except as disclosed in Schedule 5(g) hereto, the Station has, since the initial certification of completion of construction was filed with the FCC, provided service as authorized in compliance with the FCC's Rules, including Section 21.303(d) thereof. Seller has not agreed to accept any interference from any third party or to take any action to protect any third party's reception from interference. With regard to the Authorization, there is no complaint, inquiry, investigation or proceeding pending before the FCC or, to Seller's knowledge, threatened, other than proceedings of general applicability and not directed specifically at the Authorization, which, if determined as requested by the moving party or as indicated in any document initiating any inquiry, investigation or proceeding, could result in the revocation, modification, restriction, cancellation, termination or non-renewal of the Authorization, the dismissal or denial of an application, or other action which is adverse to Seller or the imposition of a monetary forfeiture. The Authorization is freely assignable to Buyer, subject to FCC consent. The FCC has not concluded in writing, nor to Seller's knowledge has it been alleged in writing, that Seller has violated any FCC rules or policies with regard to the Station.

         Section 6. Representations and Warranties of Buyer. Buyer and ATI hereby represent and warrant to Seller as of the date hereof, and as of the Closing, as follows:

                  (a) Authority. Buyer has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

                  (b) Validity. This Agreement has been, and the documents to be delivered at the Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the certificate of incorporation or bylaws of Buyer, (b) any contract, agreement or other instrument to which Buyer is a party or by which Buyer is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or
         (d) any law, rule or regulation applicable to Buyer. Except for the prior approval of the FCC, no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by Buyer of this Agreement or such other agreements and instruments or the consummation by Buyer of the transactions contemplated hereby or thereby.



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                  (c) Due Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

                  (d) Litigation. There are no legal or administrative proceedings of any kind now pending, or, to the knowledge of Buyer, threatened in any manner involving Buyer which might have a material adverse effect on Buyer's ability to consummate the transactions contemplated herein. Buyer is not in default with respect to any judgment, order, decree, or similar instrument applicable to it which might have a material adverse effect on Buyer' ability to consummate the transactions contemplated herein.

                  (e) Qualification to Hold Authorization. Buyer is qualified under the rules of the FCC to hold the Authorization without the need for waiver of any FCC rule.

         Section 7. Covenants. The parties indicated below hereby agree to keep, perform and fully discharge the following covenants and agreements which are applicable to them.

                  (a) No Shop. From the date hereof until the Closing or the termination or expiration of this Agreement (as applicable), Seller shall not take any action to seek, encourage, solicit or support any inquiry, proposal, expression of interest or offer from any other person or entity with respect to an acquisition, combination or similar transaction involving the Assets. In consideration for Seller's covenant pursuant to this Section 7(a), Buyer shall pay $250,000 to Seller via wire transfer of immediately available funds upon the execution and delivery of this Agreement by both parties hereto.

                  (b) Interim Conduct. From the date hereof until the Closing Date, Seller shall use all reasonable efforts to preserve, protect and maintain its rights and interests in and to the Assets, it being acknowledged by the parties that Seller's ability to do so with respect to the Authorization and those Assets which are leased to Buyer is subject to some extent to Buyer's compliance with the provisions of the channel lease agreement. Without limiting the generality of the foregoing, as pertains to or in any way affects the Assets, from the date hereof until the Closing Date, except for transactions expressly approved in writing by Buyer, Seller shall:

                           (i) not enter into, amend or terminate, or agree to
                  enter into, amend or terminate, any contract included within or related to the Assets, except in the ordinary course of business or in accordance with Section 7(c);

                           (ii) not sell, lease or otherwise dispose of or
                  agree to sell, lease or otherwise dispose of, any of the Assets, or the rights or claims related thereto;

                           (ii) not incur or become subject to, nor agree to
                  incur or become subject to, any debt, obligation or liability, contingent or otherwise that encumbers the Assets, except current liabilities and contractual obligations in the ordinary course of business; and




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                           (iii) not to modify the Station Authorization in any
                  way except as agreed between Seller and Buyer.

                  (c) Communications Services Agreement. The parties specifically acknowledge that (i) Seller has asserted a claim that the amount of the monthly payment (payable to Seller pursuant to paragraph
         C.4 of the Communications Services Agreement) should have increased and other payments should have been made pursuant to paragraph F.1 as a result of other agreements entered into by ATI prior to the date hereof (such claim, the "Seller's Claim") and (ii) ATI and Buyer have disputed the Seller's Claim. From the date hereof until the expiration or termination of this Agreement (as applicable), Seller agrees not, based on the Seller's Claim, to terminate the Communications Services Agreement, cease to perform any of its obligations thereunder or initiate any suit or action thereunder, provided that ATI and Buyer completely and timely (A) make all monthly payments required by the Communications Services Agreement, but without giving effect to any increase claimed pursuant to the Seller's Claim, (B) perform all other obligations of the "Customer" under the Communications Services Agreement and (C) perform all of their respective obligations under this Agreement. Seller, Buyer and ATI further agree that, should the Seller file a suit or action asserting the Seller's Claim after the expiration or termination of this Agreement, ATI hereby waives any defense based on the statute of limitations or laches as to the Seller's Claim with respect to the period between the date hereof and the date of expiration or termination, as appropriate.

                  (d) Access to Information Pertaining to the Assets. From the date hereof through the Closing Date, Seller shall give Buyer and its representatives full and free access to all properties, facilities, personnel, books, contracts, leases, commitments and records relating to the Assets, to the extent reasonably requested by Buyer in connection with its due diligence, preparation for the consummation of the transactions contemplated hereby or the operation of Station after the Closing; provided, however, Buyer shall exercise its rights only during normal business hours, after reasonable advance notice and in a manner that minimizes disruption to Seller's business. All information acquired by Buyer pursuant to this Section 7(c) shall be considered the confidential information of Seller. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Seller to provide Buyer with access to information to the extent that so doing would either (1) constitute violation of applicable law (e.g., as in the case of disclosure of the contents of employee files required to be kept confidential under the Americans With Disability Act) or (2) cause a forfeiture of Seller's privilege to protect communications (oral or written) between Seller's counsel, on the one hand, and Seller's directors, officers and/or employees, on the other hand (including communications relating to any claims Seller may have against ATI or Buyer).

                  (e) FCC Filings.

                           (i) Within five days after the date hereof, Seller
                  and Buyer shall join in an application to the FCC, to be filed on FCC form 702 (the "Assignment Application"), requesting the FCC's written consent to the assignment of the






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                  Authorization from Seller to Buyer. Each party shall pay its own costs in preparing the Assignment Application. Buyer shall pay any FCC filing fees associated with the Assignment Application. Each of Seller and Buyer shall, at its own expense, cooperate in providing all information and taking all steps necessary, desirable or appropriate to expedite the preparation, filing, prosecution and granting of such application. In the event any person requests the FCC to deny the Assignment Application, or otherwise challenges the grant of the Assignment Application, or in the event the FCC consents to the assignment of the Authorization to Buyer and any person appeals or otherwise challenges such consent before the FCC, each of Seller and Buyer shall, at its own expense, oppose such petition or challenge, or defend such action and the order of the FCC, diligently and in good faith to the end that the transactions contemplated by this Agreement may be finally consummated.

                           (ii) Seller shall cooperate with Buyer and shall
                  promptly. and in any event within five business days, after requested by Buyer execute and file with the FCC all documents reasonably requested by Buyer in connection with filing and prosecuting any other applications with the FCC for digital emissions, it being agreed that there shall be no digital emissions or other modification to the Station implemented prior to Closing.

                           (iii) During the two year period following the
                  Closing, Seller agrees that it will not file any petitions, objections, competing proposals, applications or other documents that would have as their purpose, intent, effect or result the denial, dismissal, rejection or delay in the granting of the applications or other requests to the FCC filed on behalf of the Station.

                  (f) Best Efforts. Each party shall act in good faith and use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby.

                  (g) Information Regarding Subsequent Sales. Buyer shall notify Seller in writing of any sales of the types specified in
         Section 2(b) and in such notice shall inform Seller of the proceeds and the net proceeds of any such sale. Seller acknowledges that such information may not be publicly available and, unless and until it has been publicly disclosed by ATI. Buyer agrees to treat the information as confidential, not disclose it to any other party, and not use it in any way, except for purposes of determining eligibility to receive the payment set forth in Section 2(b). Seller further agrees to comply with all applicable securities laws with respect to use of such information, and agrees not to trade in ATI securities, or securities of any successor or assign of ATI, while in possession of such information or to provide such information to other persons for such purposes.

                  (h)      Confidentiality.

                  (i) After the date hereof, except as may be required for tax purposes or other regulatory purposes, no party nor any affiliate of a party nor any of their respective successors and assigns shall use, publish or disclose, or permit others to use or disclose any information regarding this Agreement or regarding another party or its affiliates obtained in the negotiation and performance of this Agreement. In the event of any termination of this Agreement, (a) each party and its affiliates shall treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit others under their control to disclose or to use, any information concerning this Agreement or concerning another party or its affiliates or their business or products obtained pursuant to or in connection with the transactions which are the subject matter of this Agreement, unless such information (i) was known when received, (ii) is or thereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to any regulatory authority having jurisdiction or as otherwise required by law, or (iv) is or becomes a matter of public knowledge without violation of this Section 7(h), and (b) each party shall promptly return to the other parties upon written request all written information and documents received from them and their affiliates, and their accountants or counsel, in connection with such transactions, including all copies thereof. The provisions of this Section 7(h)(i) shall survive the Closing and any expiration or termination of this Agreement.

                  (ii) In addition, after the date hereof Seller and its affiliates shall not use, publish, disclose, or permit others to use, publish or disclose any information regarding the Communications Services Agreement, the Seller's Claim, or prices paid by Buyer and its affiliates to channel lessors, except as may be required in connection with any suit or action the Seller may initiate, in accordance with the terms hereof, alleging breach of the Communications Services Agreement. The provisions of this Section 7(h)(ii) shall survive the Closing for a period of two years, but shall not survive any expiration or termination of this Agreement.

         Section 8. Conditions Precedent.

                  (a) Conditions Precedent to Obligations of Buyer. Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions: (a) the representations and warranties of Seller contained herein shall be accurate in all material respects as if made on and as of the Closing Date; (b) Seller shall in all material respects have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing; (c) no action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened which seeks to restrain, prohibit, invalidate or obtain damages as the result of any of the transactions contemplated by this Agreement; and (d) all regulatory consents required for the Seller to consummate the transactions contemplated hereby shall have been granted and such consents shall remain in full force and effect, including, but not limited to, the FCC grant of the application for assignment of the Authorization by Final Order. For purposes of this Agreement, a "Final Order" is an FCC action granting an application as to which the time for filing for administrative or judicial review or reconsideration or for the FCC to set aside such grant on its own motion has expired without any such filing having been made or FCC action taken, or, in the event of such filing or FCC action, the FCC grant has been reaffirmed or upheld and the time for seeking further administrative or judicial review with respect thereto has expired without any such request for such further review having been filed.

                  (b) Conditions Precedent to Obligations of Seller. Each and all of the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions: (a) the representations and warranties of Buyer contained herein shall be accurate in all material respects as if made on and as of the Closing Date; (b) Buyer shall in all material respects have performed all of the obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing; (c) no action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened which seeks to restrain, prohibit, invalidate or obtain damages as the result of any of the transactions contemplated by this Agreement; (d) all regulatory consents required for the Buyer to consummate the transactions contemplated hereby shall have been granted and such consents shall remain in full force and effect, including, but not limited to, the FCC grant of the application for assignment of the Authorization by Final Order; (e) ATI and Buyer have completely and timely made all monthly payments required by the Communications Services Agreement, but without giving effect to any increase claimed pursuant to the Seller's Claim, and performed all of other obligations of the "Customer" under the Communications Services Agreement, and (f) the Fixed Payments shall have been paid to Seller in accordance with and to the extent required by this Agreement.

                  (c) Disclosure of Breach or Futility. If any party acquires knowledge of (i) an event, occurrence or circumstance making satisfaction of a condition in Section 8(a) or (b) hereof unlikely, the party acquiring such knowledge shall give prompt written notice thereof to the other party in sufficient detail to permit a reasonable analysis thereof. In the event of a material misrepresentation or a material breach of any warranty or covenant made in this Agreement and the breaching party's failure to rectify such material misrepresentation or material breach within twenty (20) days after receipt of written notice thereof from the non-breaching party, then the non-breaching party shall have the right, upon written notice to the breaching party given within ten (10) days after the expiration of said twenty (20)-day period, to terminate this Agreement; provided, however, if the non-breaching party does not terminate this Agreement by the expiration of said ten (10)-day period, the non-breaching party shall be deemed to have waived such misrepresentation or breach. Termination of this Agreement pursuant to the preceding sentence shall be without prejudice to the non-breaching party's right to seek and obtain damages resulting from such misrepresentation or breach. In addition, in the event of a material misrepresentation or material breach by Seller, the Buyer may, in its discretion, seek specific performance of this Agreement in lieu of termination. This Section 8(c) sets forth the sole and exclusive remedies of each party based on any misrepresentation or breach of this Agreement discovered prior to the Closing.

         Section 9. Survival and Indemnification.

                  (a) Survival. All representations, warranties, covenants and agreements contained in this Agreement (including any Schedules hereto), shall survive the Closing and shall be fully effective and enforceable for a period of 12 months following the Closing Date, but shall thereafter be of no further force or effect, except as they relate to (i) claims for indemnification timely made (pursuant to the next sentence), (ii) claims involving fraud on the part of a party hereto or (iii) covenants, agreements and claims relating to the Deferred Payment. Any claim for indemnification asserted in writing, setting forth the nature, basis and amount of the claim in sufficient detail to permit a reasonable analysis thereof, within 12 months after the Closing Date shall survive until resolved or judicially determined; provided, however, once a party has asserted a claim for indemnification hereunder, such party must initiate appropriate judicial action in a court of competent jurisdiction (or in arbitration, if the parties to the dispute over indemnification so agree) prior to the latter of (i) the end of the ensuing ninety (90) days and (ii) 12 months after the Closing Date, or the claim for indemnification shall be deemed to have been waived. The representations and warranties set forth in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party, except as specifically set forth herein or in an Exhibit, Schedule or document delivered pursuant to this Agreement.

                  (b) Indemnification.

                           (i) Each party shall indemnify and hold harmless the
                  other from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, liability or obligation related to, caused by or arising from any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained herein, together with interest at a floating interest rate equal at all times to the rate of interest publicly announced from time to time by First Union National Bank as its corporate base rate from the date upon which such loss, damage, expense or liability was incurred to the date of payment, plus the amount of all expenses incurred in enforcing this indemnification right, including court costs, reasonable attorney's fees, and other expenses for investigating and defending.

                           (ii) Any party seeking indemnification (the
                  "Indemnified Party") shall give prompt written notice to the indemnifying party (the "Indemnifying Party")of the facts and circumstances giving rise to the claim (the "Notice"). The loss, damage and expense incurred by a party shall be determined on a net after-tax basis and shall take into account any insurance proceeds received by such party.

                  (c) Defense Against Asserted Claims. The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless legal action shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit within 60 days after notification thereof as provided herein. In connection with any claim giving rise to indemnification hereunder resulting from or rising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding without prejudice to the right of the Indemnifying Party thereafter to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel to conduct the defense in such claims and legal proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any claim or legal proceeding, without the prior written consent of the Indemnified Party, unless the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement and concurrently with such settlement, Indemnifying Party pays into the court the full amount of all losses, damages, expenses and liabilities to be paid by the Indemnifying Party in connection with such settlement and, if such settlement would impose or affect ongoing obligations of the Indemnified Party, the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnified Party shall be entitled to participate in the defense of any such action with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend such claim or litigation in such a manner as it may deem appropriate, including settling such claim or litigation after giving notice of the same to Indemnifying Party on such terms as the Indemnified Party may deem appropriate and any action by the Indemnified Party seeking indemnification from Indemnifying Party in accordance with the provisions of this Section, Indemnifying Party shall not be entitled to question the manner in which the Indemnified Party defended such claim or litigation or the amount or nature of any such settlement. In the event of a claim by a third party, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such action (including making a personal contact with the third party if deemed beneficial) and the relevant records of each party shall be made available on a timely basis.

                  (d) Failure to Close Because of Default. In the event that the Closing is not consummated on or before the earlier of the Closing Date or the first anniversary of the date of this Agreement by virtue of a default made by a party in the observance or in the due and timely performance of any of its covenants or agreements herein contained, the parties shall have and retain all of the rights afforded them at law or in equity by reason of that default, subject to Section 8(c). In addition, Seller acknowledges that the Assets are unique, that a failure by either party to complete the transactions contemplated by this Agreement will cause irreparable and continuing damage to the other party, and that actual damages for any such failure may be difficult to ascertain and may be inadequate and that the other party will have no adequate remedy at law. Consequently, each party agrees that the other party, its affiliates, successors and assigns shall be entitled, at such party's sole election, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which such party may otherwise be entitled.

                  (e) Survival. The provisions set forth in this Section 9 shall survive the Closing. The rights of indemnification set forth in this Section 9 shall be the sole and exclusive rights and remedies of the parties hereto and their respective affiliates arising out of or relating to any misrepresentation or breach of this Agreement discovered after the Closing.

         Section 10. Miscellaneous.

                  (a) ATI's Guaranty. ATI hereby guarantees and acts as surety for the complete and timely payment, performance and discharge of all obligations of Buyer hereunder.

                  (b) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of (i) both parties in the case of an amendment, and (ii) the party waiving any term or condition hereof in the case of waiver. Any amendment or waiver effected in accordance with this Section shall be binding only in the specific instance for the specific purpose for which given.

                  (c) Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. Without limiting the generality of the preceding sentence, the parties specifically acknowledge that this Agreement contains all of the representations, warranties, conditions, covenants and agreements relating to the transactions contemplated hereby and to the rights and remedies of the parties with respect thereto.

                  (d) Construction; Counterparts. All references herein to the masculine gender shall also include the feminine and neuter, and vice versa, and all references herein to the singular form shall also include the plural, and vice versa, all as the context may require. References in this Agreement to particular firms, agencies, departments, statutes, regulations and the like shall be considered as including references to any successors thereto. The word "include" (and correlative terms, such as "includes" and "including") shall be construed as if followed by the words "without limitation." All references for purposes hereof, in computing the number of days, other than "business days," all days shall be counted, including Saturdays, Sundays and legal holidays; provided, however, if the final day of any time period falls on a date that is not a business day, the final day shall be deemed to be the immediately following business day. A "business day" means any day that is not a Saturday, Sunday or legal holiday in the State of Delaware. This

         Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (e) Expenses. Each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby. Any sales, transfer or other taxes or fees applicable to the conveyance and transfer from Seller to Buyer of the Assets shall be borne equally by Seller and Buyer, except that any fees payable to the FCC for any application contemplated hereby shall be paid by Buyer..

                  (f) Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. Buyer shall be entitled to assign its rights and duties hereunder to any Affiliate with the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Seller shall not be entitled to assign its rights and duties hereunder without the prior written consent of Buyer. No assignment shall relieve the assignor of any duty or liability hereunder.

                  (g) Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

                  (h) Partial Invalidity. In the event that any provision of this Agreement, other than any of the economic terms, shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

                  (i) Brokers. Each party hereto represents that it has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties have each caused this Agreement to be duly executed as of the day and year first above written.


SELLER                                   BUYER

AESCO Systems, Inc.                      American Telecasting of Portland, Inc.


                                         By:
------------------------------              --------------------------------
Name:                                    Name:
Title:                                   Title:

                                         ATI

                                         American Telecasting, Inc.


                                         By:
                                            --------------------------------
                                         Name:
                                         Title:

                               LIST OF SCHEDULES

Schedule 3(c)(i)    General Assignment and Bill of Sale

                                                               Schedule 3(c)(1)

                          ASSIGNMENT AND BILL OF SALE


         The undersigned, AESCO Systems, Inc. (the "Seller"), for good and valuable consideration, the receipt of which is hereby acknowledged, does hereby GRANT, SELL, AND DELIVER to American Telecasting of Portland, Inc., a Delaware corporation (the "Buyer") its successors and assigns, all of (a) Seller's rights and interests as the holder of that certain Federal Communications Commission authorization for the E-Group station in Portland, Oregon licensed under MMDS Station WHT647 (the "Authorization"), and (b) all transferable documents and records owned by, held by, or under the control of Seller used in the operation of said Station (collectively, the "Assets"), and does hereby ASSIGN, TRANSFER AND CONVEY to the Buyer all of its right, title and interest in and to the Assets.

         This Assignment and Bill of Sale has been given pursuant to, and to effect certain transactions contemplated by, that certain Purchase Agreement dated ______, 1999 by and among Seller, Buyer and American Telecasting, Inc. The Seller expressly confirms that the representations, warranties, covenants and agreement set forth in said Purchase Agreement shall survive the execution and delivery hereof in accordance with its terms.

         IN WITNESS WHEREOF, AESCO Systems, Inc. has caused this Assignment and Bill of Sale to be executed as of this _____ day of __________________, 1999.


                                     AESCO Systems, Inc.


                                     By:
                                        -------------------------------
                                     Name:
                                     Title: